Exhibit 99.4

Consent

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form F-4 of Progressive Waste Solutions Ltd. (“Progressive”), and any amendments or supplements thereto (the “Registration Statement”), as a person who is to become a director of Progressive if the merger contemplated by that certain Agreement and Plan of Merger, dated as of January 18, 2016, by and among Progressive, Water Merger Sub LLC and Waste Connections, Inc. is consummated, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Michael W. Harlan
Name:	Michael W. Harlan
Dated:	March 2, 2016